Exhibit 99.1

To: Directors and Executive Officers of Paramount Global

From: Caryn K. Groce, Executive Vice President, Acting General Counsel and Secretary

Date: July 25, 2025

Re: Notice Regarding Blackout Period and Regulation BTR Trading Restrictions

In accordance with Section 306 of the Sarbanes-Oxley Act of 2002 (the “Act”) and Rule 104 of Regulation BTR as promulgated by the Securities and Exchange Commission, Paramount Global (the “Company” or “Paramount”) is notifying you of anticipated upcoming restrictions on your ability to engage in certain activities regarding Paramount equity securities, namely Paramount’s Class A common stock, $0.001 par value (“Class A Stock”), and Paramount’s Class B common stock, $0.001 par value (“Class B Stock”), as well as the applicable successor securities of Paramount Skydance Corporation (currently known as “New Pluto Global, Inc.” and such securities, the “Paramount Skydance Stock”). These restrictions are occurring in connection with the anticipated closing of the transactions contemplated by the Transaction Agreement, dated as of July 7, 2024, among Paramount, Skydance Media, LLC, New Pluto Global, Inc. (to be renamed Paramount Skydance Corporation upon closing of the Transaction, “Paramount Skydance Corporation”) and the other parties thereto (collectively, the “Transaction”).

Such restrictions are due to a “blackout period” that is also impacting the Paramount Global Class A Stock Fund and the Paramount Global Class B Stock Fund (collectively, the “Funds”) in the Paramount Global 401(k) Plan (the “Plan”). Plan participants will receive a separate blackout notice from the Plan regarding their Plan investment in the Funds. These restrictions, which are mandated by the Act, apply to your investments in the Class A Stock, Class B Stock, and Paramount Skydance Stock held outside the Plan. The purpose of this notice is to inform you that by reason of, and throughout, the Plan’s blackout period , you are prohibited from directly or indirectly purchasing, exercising, selling or otherwise transferring Class A Stock, Class B Stock or other equity or derivative securities with respect to Class A Stock or Class B Stock or exercising stock options with respect to Class A Stock or Class B Stock (and, in each case, Paramount Skydance Stock after the closing of the Transaction) if those securities were acquired in connection with your service or employment as a director or executive officer of Paramount. Transactions covered by this trading prohibition include those involving your direct ownership, as well as any transaction in which you may have a pecuniary interest (e.g., transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement).

The blackout period with respect to Class A Stock and Class B Stock is occurring so that all transactions with respect to Class A Stock and Class B Stock in the Funds can be fully completed before the effective time of the Transaction and so that, after the effective time of the Transaction, the Plan can process the exchange of units in the Funds for cash or units in the Paramount Skydance Corporation Class B Stock Fund, as applicable.

During the Plan’s blackout period, participants and beneficiaries in the Plan will be unable to: (1) direct or diversify the assets held in their account in the Funds; and (2) obtain a loan, withdrawal or distribution from the Plan if the participant has any portion of the participant’s account invested in the Paramount Global Class A Stock Fund or the Paramount Global Class B Stock Fund.

The Transaction is expected to close on August 7, 2025, subject to customary closing conditions. If the Transaction closes on August 7, 2025, the blackout period would begin the week of July 27, 2025 and end the week of August 10, 2025. However, the actual closing date of the Transaction remains subject to possible change at this time, and any such changes may also impact the dates for the blackout period.

The blackout period described herein is separate from, and in addition to, any other trading restrictions that may be applicable to you, such as the restrictions on trading under the Paramount Global Insider Trading Policy or its successor (and associated regularly scheduled blackout periods) that restrict or will restrict your ability to trade in Paramount or Paramount Skydance Corporation common stock.

If you have any questions about the upcoming blackout period, including the actual beginning and end dates of the blackout period, you may contact (1) prior to the closing of the Transaction, the Acting General Counsel of the Company by mail at 1515 Broadway, New York, New York 10036, or by telephone at (212) 258-6000 and (2) after the closing of the Transaction, Acting General Counsel of Paramount Skydance Corporation by mail at 1515 Broadway, New York, New York 10036, or by telephone at (212) 258-6000.

Although certain transactions are exempt from this trading prohibition (such as bona fide gifts, transfers by will or laws of descent and distribution, and sales of stock not acquired in connection with service or employment as a director or executive officer), those exemptions are limited. If you hold both covered securities and non-covered securities, any sale or other transfer of securities by you during the blackout period, if it occurs, will be treated as a transaction involving covered securities, unless you can identify the source of the sold securities and demonstrate that you use the same identification for all related purposes (such as tax reporting and disclosure requirements). Given the applicable rules and the short time period involved, we recommend that you avoid any change in your beneficial ownership of Paramount or Paramount Skydance Corporation equity and derivative securities during the blackout period. The rules are complex and criminal and civil penalties may be imposed upon directors and executive officers who violate the rules.

July 25, 2025

Reference is made to the Paramount Global 401(k) Plan (the “Plan”). The anticipated “blackout period” with respect to the Plan is dependent upon the closing date of the transactions contemplated by the Transaction Agreement, dated as of July 7, 2024, among Paramount Global (the “Company” or “Paramount”), Skydance Media, LLC, New Pluto Global, Inc. and the other parties thereto (the “Transaction”). The actual closing date of the Transaction remains subject to possible change at this time, and any such changes may also impact the dates for the blackout period. In accordance with Section 306 of the Sarbanes-Oxley Act of 2002, the Company has determined that, due to events that were unforeseeable to it, or circumstances that were beyond its reasonable control, the Company was not able to provide advance notice of the foregoing restriction with respect to the Plan.

PARAMOUNT GLOBAL

By:	/s/ Caryn K. Groce
Name:	Caryn K. Groce
Title:	Executive Vice President, Acting General
Counsel and Secretary

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